Exhibit 99.1

FOR RELEASE

Date: January 20, 2023
For Further Information Contact:
Donald E. Gibson
President & CEO
(518) 943-2600
donaldg@tbogc.com

Michelle M. Plummer, CPA, CGMA
SEVP, COO & CFO
(518) 943-2600
michellep@tbogc.com

Greene County Bancorp, Inc. Reports Record Net Income for the Six Months Ended
December 31, 2022

Catskill, N.Y. – January 20, 2023- Greene County Bancorp, Inc. (the “Company”) (NASDAQ: GCBC), the holding company for The Bank of Greene County and its subsidiary Greene County Commercial Bank, today reported net income for the three and six months ended December 31, 2022, which is the second quarter of the Company’s fiscal year ending June 30, 2023.  Net income for the three and six months ended December 31, 2022 was $7.2 million, or $0.85 per basic and diluted share, and $16.2 million, or $1.91 per basic and diluted share, respectively, as compared to $6.9 million, or $0.81 per basic and diluted share, and $14.0 million, or $1.64 per basic and diluted share, for the three and six months ended December 31, 2021, respectively.  Net income increased $2.2 million, or 16.0%, when comparing the six months ended December 31, 2022 and 2021.

Highlights:
•	Net Income: $16.2 million for the six months ended December 31, 2022
•	Total Assets: $2.6 billion at December 31, 2022
•	Return on Average Assets: 1.27% for the six months ended December 31, 2022
•	Return on Average Equity: 20.03% for the six months ended December 31, 2022

Donald Gibson, President & CEO stated: “I am proud to report record net income for the six months ended December 31, 2022.  Lending performance continues to be positive, especially the steady growth in our commercial real estate portfolio.  The lending growth has enabled us to strategically utilize maturing investments to fund higher yielding loans.  We remain focused on our local market area which includes the Hudson Valley Region and Capital District Region in New York State. We believe our loan portfolio is well positioned for any future economic headwinds.”

Total consolidated assets for the Company were $2.6 billion at December 31, 2022, primarily consisting of $1.4 billion of net loans and $1.1 billion of total securities available-for-sale and held-to-maturity. Consolidated deposits totaled $2.3 billion at December 31, 2022, consisting of retail, business and municipal banking relationships.

Selected highlights for the three and six months ended December 31, 2022 are as follows:

Net Interest Income and Margin
•
Net interest income increased $1.4 million to $15.9 million for the three months ended December 31, 2022 from $14.5 million for the three months ended December 31, 2021. Net interest income increased $2.9 million to $31.8 million for the six months ended December 31, 2022 from $28.9 million for the six months ended December 31, 2021. The increase in net interest income was the result of growth in the average balance of interest-earning assets, which increased $214.4 million and $256.5 million when comparing the three and six months ended December 31, 2022 and 2021, respectively, and increases in interest rates on interest-earning assets, which increased 52 and 33 basis points when comparing the three and six months ended December 31, 2022 and 2021, respectively. The increase in net interest income was offset by increases in the average balance of interest-bearing liabilities, which increased $233.7 million and $265.3 million when comparing the three and six months ended December 31, 2022 and 2021, respectively, and increases in rates paid on interest-bearing liabilities, which increased 56 and 41 basis points when comparing the three and six months ended December 31, 2022 and 2021, respectively.

Average loan balances increased $241.2 million and $225.3 million and the yield on loans increased 7 basis points and decreased 11 basis points when comparing the three and six months ended December 31, 2022 and 2021, respectively. The yield on loans decreased for the six months ended due to the fee income recognized on Paycheck Protection Program (“PPP”) loans for the six months ended December 31, 2021. Excluding PPP loan fees, loan yields increased 33 basis points when comparing the six months ended December 31, 2022 and 2021. Average securities increased $48.0 million and $116.3 million and the yield on such securities increased 29 and 47 basis points when comparing the three and six months ended December 31, 2022 and 2021, respectively.  Average interest-bearing bank balances and federal funds decreased $76.4 million $87.1 million and the yield increased 303 and 278 basis points when comparing the three and six months ended December 31, 2022 and 2021, respectively.

The cost of NOW deposits increased 65 and 46 basis points, the cost of certificates of deposit increased 128 and 80 basis points, and the cost of savings and money market deposits remained flat  when comparing the three and six months ended December 31, 2022 and 2021, respectively. The increase in the cost of interest-bearing liabilities was also due to growth in the average balance of interest-bearing liabilities of $233.7 million and $265.3 million, most notably due to an increase in NOW deposits of $143.6 million and $143.7 million, an increase in average savings and money market deposits of $30.2 million and $40.9 million, an increase in average borrowings of $32.4 million and $49.5 million, and an increase in average certificates of deposits of $27.5 million and $31.3 million, when comparing the three and six months ended December 31, 2022 and 2021, respectively. Yields on interest-earning assets and costs of interest-bearing deposits increased for the three and six months ended December 31, 2022, as the Federal Reserve Board raised interest rates throughout the calendar year 2022.
•
Net interest rate spread and margin both decreased when comparing the six months ended December 31, 2022 and 2021. Net interest rate spread decreased 4 and 8 basis points to 2.47% and 2.49% for the three and six months ended December 31, 2022 compared to 2.51% and 2.57% for the three and six months ended December 31, 2021, respectively. Net interest margin increased 2 basis points to 2.57%, for the three months ended December 31, 2022 compared to 2.55% for the three months ended December 31, 2021. Net interest margin decreased 4 basis points to 2.57%, for the six months ended December 31, 2022 compared to 2.61% for the six months ended December 31, 2021. The decrease during the current quarter was due to the higher interest rate environment, which resulted in higher rates paid on deposits, resulting in higher interest expense. This was partially offset by increases in interest income on loans and securities, as they are being repriced at higher yields and the interest rates earned on new balances are higher than the historic low levels.

•
Net interest income on a taxable-equivalent basis includes the additional amount of interest income that would have been earned if the Company’s investment in tax-exempt securities and loans had been subject to federal and New York State income taxes yielding the same after-tax income. Tax equivalent net interest margin was 2.77% and 2.69% for the three months ended December 31, 2022 and 2021, respectively, and was 2.77% and 2.75% for the six months ended December 31, 2022 and 2021, respectively.

Asset Quality and Loan Loss Provision
•
Provision for loan losses amounted to $244,000 and $1.3 million for the three months ended December 31, 2022 and 2021, respectively, and amounted to a benefit of $255,000 and a charge of $2.3 million for the six months ended December 31, 2022 and 2021, respectively. The provision for loan losses for the three months ended December 31, 2022 was due to the growth in gross loans partially offset by the decrease in loans classified as substandard. The benefit for the six months ended December 31, 2022 was due to a decrease in the balance and reserve percentage on loans adversely classified, partially offset by the growth in gross loans. Loans classified as substandard or special mention totaled $44.9 million at December 31, 2022 and $52.1 million at June 30, 2022, a decrease of $7.2 million.  Reserves on loans classified as substandard or special mention totaled $6.7 million at December 31, 2022 compared to $9.6 million at June 30, 2022, a decrease of $2.9 million. There were no loans classified as doubtful or loss at December 31, 2022 or June 30, 2022. Allowance for loan losses to total loans receivable was 1.60% at December 31, 2022 compared to 1.82% at June 30, 2022.

•
Net charge-offs amounted to $102,000 and $89,000 for the three months ended December 31, 2022 and 2021, respectively, an increase of $13,000. Net charge-offs totaled $217,000 and $252,000 for the six months ended December 31, 2022 and 2021, respectively. There were no significant charge offs in each loan segment during the three and six months ended December 31, 2022.

•
Nonperforming loans amounted to $5.4 million and $6.3 million at December 31, 2022 and June 30, 2022, respectively. The decrease in nonperforming loans during the period was primarily due to $1.1 million in loan repayments, $134,000 in loans returning to performing status, and $7,000 in charge-offs, partially offset by $277,000 of loans placed into nonperforming status. At December 31, 2022 nonperforming assets were 0.21% of total assets compared to 0.25% at June 30, 2022. Nonperforming loans were 0.39% and 0.51% of net loans at December 31, 2022 and June 30, 2022, respectively.

Noninterest Income and Noninterest Expense
•
Noninterest income decreased $343,000, or 10.6%, to $2.9 million for the three months ended December 31, 2022 compared to $3.2 million for the three months ended December 31, 2021. Noninterest income decreased $174,000, or 2.8%, to $6.0 million for the six months ended December 31, 2022 compared to $6.2 million for the six months ended December 31, 2021. The decrease was primarily due to a decrease in investment service income and a net loss on sale of available for sale securities. This was partially offset by an increase in debit card fees and service charges on deposit accounts resulting from continued growth in the number of checking accounts with debit cards and the number of deposit accounts, and the income from bank owned life insurance.

•
Noninterest expense increased $1.6 million or 19.4%, to $9.9 million for the three months ended December 31, 2022 compared to $8.3 million for the three months ended December 31, 2021. Noninterest expense increased $2.4 million, or 15.0%, to $18.7 million for the six months ended December 31, 2022, compared to $16.3 million for the six months ended December 31, 2021. The increase during the three and six months ended December 31, 2022 was primarily due a non-recurring litigation reserve expense of $1.2 million and increases in salaries and employee benefits expense due to new positions created during the period to support the Company’s growth.

Income Taxes
•
Provision for income taxes reflects the expected tax associated with the pre-tax income generated for the given year and certain regulatory requirements. The effective tax rate was 16.5% and 15.7% for the three and six months ended December 31, 2022 and 14.8% and 15.0% for the three and six months ended December 31, 2021. The statutory tax rate is impacted by the benefits derived from tax-exempt bond and loan income, the Company’s real estate investment trust subsidiary income, income received on the bank owned life insurance, as well as the tax benefits derived from premiums paid to the Company’s pooled captive insurance subsidiary to arrive at the effective tax rate.

Balance Sheet Summary
•	Total assets of the Company were $2.6 billion at December 31, 2022 and $2.6 billion at June 30, 2022, an increase of $44.6 million, or 1.7%.
•
Securities available-for-sale and held-to-maturity decreased $92.3 million, or 7.9%, to $1.1 billion at December 31, 2022 as compared to $1.2 billion at June 30, 2022. The decrease was the result of utilizing maturing investments to fund loan growth during the period and due to the increase in unrealized loss on securities of $6.3 million. Securities purchases totaled $107.5 million during the six months ended December 31, 2022 and consisted primarily of $105.8 million of state and political subdivision securities. Principal pay-downs and maturities during the six months ended December 31, 2022 amounted to $190.2 million, primarily consisting of $166.2 million of state and political subdivision securities, and $22.3 million of mortgage-backed securities.

•
Net loans receivable increased $138.5 million, or 11.3%, to $1.4 billion at December 31, 2022 from $1.2 billion at June 30, 2022.  The loan growth experienced during the six months consisted primarily of $110.0 million in commercial real estate loans, $10.8 million in residential real estate loans, $5.0 million in residential construction and land loans, $3.9 million in multi-family loans, and $3.5 million in commercial construction loans.

•
Deposits totaled $2.3 billion at December 31, 2022 and $2.2 billion at June 30, 2022, an increase of $52.8 million, or 2.4%. NOW deposits increased $36.3 million, or 2.4%, and certificates of deposits increased $61.9 million, or 151.6% when comparing December 31, 2022 and June 30, 2022. Included within certificates of deposits at December 31, 2022 and June 30, 2022 were $68.6 million and $7.2 million in brokered certificates of deposit, respectively. Money market deposits decreased $20.4 million, or 12.9%, savings deposits decreased $3.6 million, or 1.0%, and noninterest-bearing deposits decreased $21.4 million, or 11.4% when comparing December 31, 2022 and June 30, 2022.

•
Borrowings for the Company amounted to $157.0 million at December 31, 2022 compared to $173.0 million at June 30, 2022, a decrease of $16.0 million.  At December 31, 2022, borrowings consisted of $49.4 million of Fixed-to-Floating Rate Subordinated Notes and $107.6 million of overnight borrowings with Federal Home Loan Bank of New York (“FHLB”).

•
Shareholders’ equity increased to $168.2 million at December 31, 2022 from $157.7 million at June 30, 2022, resulting primarily from net income of $16.2 million, partially offset by dividends declared and paid of $1.1 million and an increase in accumulated other comprehensive loss of $4.6 million.

Greene County Bancorp, Inc. is the direct and indirect holding company for The Bank of Greene County, a federally chartered savings bank, and Greene County Commercial Bank, a New York-chartered commercial bank, both headquartered in Catskill, New York.  Our primary market area is the Hudson Valley Region and Capital District Region in New York State.  For more information on Greene County Bancorp, Inc., visit www.tbogc.com.

This press release contains statements about future events that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual results could differ materially from those projected in the forward-looking statements.  Factors that might cause such a difference include, but are not limited to, general economic conditions, financial and regulatory changes, changes in interest rates, regulatory considerations, competition, technological developments, retention and recruitment of qualified personnel, and market acceptance of the Company’s pricing, products and services.

In addition to presenting information in conformity with accounting principles generally accepted in the United States of America (GAAP), this news release contains financial information determined by methods other than GAAP (non-GAAP). The following measures used in this release, which are commonly utilized by financial institutions, have not been specifically exempted by the Securities and Exchange Commission ("SEC") and may constitute "non-GAAP financial measures" within the meaning of the SEC's rules. The Company has provided in this news release supplemental disclosures for the calculation of net interest margin utilizing a fully taxable-equivalent adjustment. Management believes that the non-GAAP financial measures disclosed by the Company from time to time are useful in evaluating the Company's performance and that such information should be considered as supplemental in nature and not as a substitute for or superior to the related financial information prepared in accordance with GAAP.  Our non-GAAP financial measures may differ from similar measures presented by other companies. See the reconciliation of GAAP to non-GAAP measures in the section "Select Financial Ratios."

 (END)

Greene County Bancorp, Inc.
Consolidated Statements of Income, and Selected Financial Ratios (Unaudited)

	At or for the Three Months Ended December 31,		At or for the Six Months Ended December 31,
Dollars in thousands, except share and per share data	2022	2021	2022	2021
Interest income	$20,528	$15,811	$39,168	$31,424
Interest expense	4,605	1,358	7,411	2,572
Net interest income	15,923	14,453	31,757	28,852
Provision for loan losses	244	1,280	(255)	2,268
Noninterest income	2,895	3,238	5,993	6,167
Noninterest expense	9,951	8,337	18,748	16,298
Income before taxes	8,623	8,074	19,257	16,453
Tax provision	1,425	1,197	3,023	2,462
Net income	$7,198	$6,877	$16,234	$13,991

Basic and diluted EPS	$0.85	$0.81	$1.91	$1.64
Weighted average shares outstanding	8,513,414	8,513,414	8,513,414	8,513,414
Dividends declared per share [4]	$0.14	$0.13	$0.28	$0.26

Selected Financial Ratios
Return on average assets[1]	1.12%	1.18%	1.27%	1.23%
Return on average equity[1]	17.64%	17.50%	20.03%	18.04%
Net interest rate spread[1]	2.47%	2.51%	2.49%	2.57%
Net interest margin[1]	2.57%	2.55%	2.57%	2.61%
Fully taxable-equivalent net interest margin[2]	2.77%	2.69%	2.77%	2.75%
Efficiency ratio[3]	52.88%	47.13%	49.66%	46.54%
Non-performing assets to total assets			0.21%	0.17%
Non-performing loans to net loans			0.39%	0.35%
Allowance for loan losses to non-performing loans			414.52%	559.59%
Allowance for loan losses to total loans			1.60%	1.89%
Shareholders’ equity to total assets			6.43%	6.82%
Dividend payout ratio[4]			14.66%	15.85%
Actual dividends paid to net income[5]			6.76%	7.29%
Book value per share			$19.76	$18.79

1 Ratios are annualized when necessary.
2 Interest income calculated on a taxable-equivalent basis includes the additional interest income that would have been earned if the Company’s investment in tax-exempt securities and loans had been subject to federal and New York State income taxes yielding the same after-tax income. The rate used for this adjustment was 21% for federal income taxes for the three and six months ended December 31, 2022 and 2021, 4.44% for New York State income taxes for the three and six months ended December 31, 2022 and 2021. The following table summarizes the adjustments made to arrive at the fully taxable-equivalent net interest margins.

	For the three months ended December 31,		For the six months ended December 31,
(Dollars in thousands)	2022	2021	2022	2021
Net interest income (GAAP)	$15,923	$14,453	$31,757	$28,852
Tax-equivalent adjustment	1,283	816	2,407	1,582
Net interest income (fully taxable-equivalent basis)	$17,206	$15,269	$34,164	$30,434

Average interest-earning assets	$2,482,976	$2,268,548	$2,468,727	$2,212,262
Net interest margin (fully taxable-equivalent basis)	2.77%	2.69%	2.77%	2.75%

3 The efficiency ratio has been calculated as noninterest expense divided by the sum of net interest income and noninterest income.
4 The dividend payout ratio has been calculated based on the dividends declared per share divided by basic earnings per share.  No adjustments have been made to account for dividends waived by Greene County Bancorp, MHC (“MHC”), the Company’s majority shareholder, owning 54.1% of the shares outstanding.
5 Dividends declared divided by net income. The MHC waived its right to receive dividends declared during the three months June 30, 2021, September 30, 2021, December 31, 2021, March 31, 2022, September 30, 2022, and December 31, 2022. Dividends declared during the three months ended March 31, 2021 and June 30, 2022 were paid to the MHC.

The above information is preliminary and based on the Company’s data available at the time of presentation.

Greene County Bancorp, Inc.
Consolidated Statements of Financial Condition (Unaudited)
	At December 31, 2022	At June 30, 2022
(Dollars In thousands, except share data)
Assets
Total cash and cash equivalents	$60,816	$69,009
Long term certificate of deposit	4,096	4,107
Securities- available for sale, at fair value	335,118	408,062
Securities- held to maturity, at amortized cost	742,470	761,852
Equity securities, at fair value	281	273
Federal Home Loan Bank stock, at cost	6,159	6,803

Gross loans receivable	1,390,055	1,251,987
Less: Allowance for loan losses	(22,289)	(22,761)
Unearned origination fees and costs, net	100	129
Net loans receivable	1,367,866	1,229,355

Premises and equipment	14,450	14,362
Bank owned life insurance	54,375	53,695
Accrued interest receivable	12,068	8,917
Foreclosed real estate	-	68
Prepaid expenses and other assets	18,616	15,237
Total assets	$2,616,315	$2,571,740

Liabilities and shareholders’ equity
Noninterest bearing deposits	$166,295	$187,697
Interest bearing deposits	2,099,099	2,024,907
Total deposits	2,265,394	2,212,604

Borrowings from FHLB, short-term	107,600	123,700
Subordinated notes payable	49,403	49,310
Accrued expenses and other liabilities	25,711	28,412
Total liabilities	2,448,108	2,414,026
Total shareholders’ equity	168,207	157,714
Total liabilities and shareholders’ equity	$2,616,315	$2,571,740
Common shares outstanding	8,513,414	8,513,414
Treasury shares	97,926	97,926

The above information is preliminary and based on the Company’s data available at the time of presentation.